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                                   STORMEDIA


For Immediate Release                        For Further Information Contact:
                                             Henry Lo, Treasurer (408) 327-8281
                                             StorMedia Incorporated


               STORMEDIA ADVISED BY SINGAPORE TECHNOLOGIES OF ITS
                           LIQUIDATION OF MICROPOLIS


SANTA CLARA, CA,--(PR NEWSWIRE)--November 12, 1997 -- StoreMedia Incorporated (NASDAQ/NMS:STMD) today announced it has been advised by Singapore Technologies it is liquidating their wholly-owned subsidiary, Micropolis (S) Pte Ltd. StorMedia had been a supplier to Micropolis which accounted for approximately 19% of total net sales for the quarter ended September 26, 1997, prior to the recently announced new orders from Samsung Corporation and Western Digital Corporation. The Company is currently shipping products on the new orders. Neither of these customers were significant to StorMedia's total net sales for the quarter ended September 26, 1997.

In addition, in recognition of IBM's recent announcement of their Giant Magneto Resistive (GMR) technology and products, the Company is pleased to announce that it is now sampling GMR media for two new products for certain customers with volume requirements in 1998. The Company is continuing its efforts to qualify products with new and existing customers on Magneto Resistive (MR) and laser zone texture programs.

The Company is currently engaged in constructive discussions with its bank group and is optimistic that these discussions will shortly lead to a revised term loan facility to support the Company's efforts during the current industry downturn.

The Statements in this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Such risks include among others: dependence on a limited number of customers; rapid changes in customer and product mix; reduction in orders from existing customers; limited number of potential customers; variability in gross margins and operating results; risk of excess industry capacity; intensely competitive industry; rapid technological change; and dependence on suppliers. Further risks are described in the Company's Form 10-K and Form 10-Q, filed with the Securities and Exchange Commission on March 25, 1997 and November 10, 1997, respectively, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About StorMedia:

StorMedia is a leading independent supplier of thin film disks for hard drives used in portable and desktop computers, network servers and workstations. The company designs, develops, manufactures and sells disks in 2 1/2 and 3 1/2 inch sizes. Within each size, the company provides a range of coercivities (magnetics), fly heights and disk thicknesses to meet distinct customer specifications.